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                                                                   Exhibit 10.22

                              VISTACARE LETTERHEAD




                                          May 24, 2001


Mr. Richard R. Slager
2480 W. Lane Avenue
Columbus, OH 43221

Dear Rick:

      Let me start off by saying that I have really enjoyed getting to know you over the last few months. Although the process has been a bit more drawn out than probably both of us would have preferred, it has allowed me the opportunity to get to know you better and understand and appreciate your qualities and ability to lead VistaCare.

      VistaCare and the work we do is very important to me, and I do not take the selection process lightly. The CEO of the company must not only he capable of providing financial, operational and strategic leadership, but must also be able to reflect those values so necessary in caring for the dying. Our caregivers will look to you and need to know that you sincerely care about what we do.

      I believe you will be a great partner in building shareholder value. As you know, we have many opportunities to significantly grow this business and expand upon our success. Our investors have entrusted us with their money, and we must work hard to deliver upon our promises of future returns. As we grow the business and expand upon our success, you should also reap the significant benefits that derive from increasing share value.

      As we discussed over the weekend, I am offering you the position of President and Chief Executive Officer of VistaCare. In this position, you will have full profit and loss responsibility for the company. Reporting to you will be the Chief Operating Officer, Chief Financial Officer, Chief Medical Officer, National Medical Director, VP Human Resources, Chief Information Officer and the VP of Business Development.

      Beyond full P&L responsibility, you will also oversee the due diligence and integration of identified acquisitions. We will work closely together to set the strategic direction for the company, build the proper culture and work with our existing and new investors.

      Short-term compensation includes a base salary of $282,500 per year, a target bonus of 50% of base salary (based on meeting specific company and personal objectives that we will jointly establish). Your performance and salary will be reviewed annually, with any salary increases beginning on the first anniversary of your employment.

      As a significant senior manager, you will also receive 1,200,000 incentive stock options, priced at $1.50 that will vest twenty percent (20%) per year over a five-year period. I will
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forward you a copy of the VistaCare Incentive Stock Option Plan along with this employment letter. These options are being granted in recognition of the key role and impact you will have in shaping the company's future. As you are aware, a significant equity position will allow you to realize substantial wealth accumulation as we build a successful business.

      In addition to the described compensation, you will be eligible for all VistaCare benefits including medical and dental care, life insurance, disability, 401(k), four weeks of paid vacation, other VistaCare employee benefits and be subject to VistaCare's personnel policies.

      Per our conversation, VistaCare will also pay for travel to and from Columbus as you work to relocate your family from Columbus, Ohio to the Phoenix, Arizona area. While I would expect you to be diligent in making this transition as quickly as possible, we will cover expenses related to air travel to and from Columbus and temporary housing expenses in Scottsdale (apartment rent) for up to six months after VistaCare employs you. As for relocation expenses, VistaCare will pay for normal real estate costs associated with selling your home in Ohio and normal expenses incurred in moving your household belongings to Arizona.

      In the event that your employment is terminated without cause, you will be paid your base pay as severance pay for twenty-six pay periods and such pro rata option shares shall be deemed as having been vested as of the date of termination. Should the Company be sold through other than public offering or if the majority of the Board changes and there is an adverse impact on your position as CEO, you will also be entitled to request and receive severance pay as set forth above. Your right to receive severance pay must be made within twelve months of the sale of the Company or Change of Control. Any payment of severance pay will cease upon your accepting any other employment, if the payment results from other than a sale of the Company.

      If you are terminated without cause or after you exercise your rights on a Change of Control as set forth above, you will have the right to immediately exercise those numbers of options that have vested, or would have vested had you worked for a period of five years, for a period of ninety (90) days after such termination. If you are terminated without cause after the sale of the Company through other than a public offering, or you exercise your rights to severance after the sale of the Company through other than a public offering, you will also have the right to immediately exercise those numbers of options that have vested, or would have vested had you worked for a period of five years, for a period of one (1) year after such termination.

      Rick, I look forward to working with you and feel certain that you will be a great leader for VistaCare. We have a great opportunity before us, and I look forward to the insight and capability you will bring to our future. Not many people get the opportunity to help create a company, and importantly, make such a difference in so many lives.
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      This Agreement is personal and confidential. Please indicate your acceptance of this offer by signing and returning a copy of this letter. Should you have any questions, please don't hesitate to call.

                                          Warm regards,


                                          /s/ Barry M. Smith
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                                          Barry M. Smith
                                          Chairman

AGREED AND ACCEPTED:


/s/ Richard R. Slager                5/25/01
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Richard R. Slager                    Date